                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Harcourt General, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(i)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total Fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

[HARCOURT GENERAL LOGO]
                                                     Harcourt General, Inc.
                                                     27 Boylston Street/Box 1000
                                                     Chestnut Hill, MA 02167
                                                     (617) 232-8200

                                                                February 3, 1995

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 10, 1995

     The Annual Meeting of Stockholders of Harcourt General, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Friday, March 10, 1995, at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, for the following purposes:

          1. To elect four Class B directors and one Class C director in accordance with the By-Laws of the Company.

          2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

          3. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     Holders of the Company's Common Stock and Class B Stock will be asked to consider and act upon each of the foregoing items. All stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors

                                               ERIC P. GELLER
                                                 Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[HARCOURT GENERAL LOGO]
                                                     Harcourt General, Inc.
                                                     27 Boylston Street/Box 1000
                                                     Chestnut Hill, MA 02167
                                                     (617) 232-8200

                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 10, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harcourt General, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, March 10, 1995, at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about February 3, 1995.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 12, 1995 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock and Class B Stock is entitled to one vote. At the close of business on January 12, 1995, there were 56,602,263 shares of Common Stock and 21,316,581 shares of Class B Stock of the Company outstanding and entitled to vote at the meeting.

     Shares of Common Stock and Class B Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 20, 1995 (except as indicated in Note 5 below) with respect to the beneficial ownership of the Company's equity securities by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock or

Class B Stock, (ii) each executive officer named in the Summary Compensation Table, (iii) each director and nominee for director of the Company, and (iv) all current executive officers and directors as a group.

                                                        SHARES AND PERCENT OF CLASS OR
                                                    SERIES OF STOCK OWNED BENEFICIALLY(1)
                                           --------------------------------------------------------
                  NAME                      COMMON      %     SERIES A     %      CLASS B       %
                  ----                     --------    ---    --------    ---    ---------    -----
Smith Family Group(2)(3).................   853,567    1.5      --        --    21,277,038     99.8
  c/o Richard A. Smith
  Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Richard A. Smith(2)(3)...................   329,090     *       --        --    14,833,177     69.6
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Nancy L. Marks(2)(3).....................   148,424     *       --        --    10,229,582     48.0
  c/o Harcourt General, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Mark D. Balk, Esq.(2)(4).................   148,424     *       --        --     3,127,166     14.7
  Goulston & Storrs, P.C.
  400 Atlantic Avenue
  Boston, MA 02110
Gabelli Funds, Inc.(5)................... 3,086,895    5.5      --        --        --         --
  One Corporate Center
  Rye, NY 10580
Robert J. Tarr, Jr.(6)...................   590,705    1.0     55,414     3.8       --         --
Richard T. Morgan(7).....................    52,693     *       --        --        --         --
John R. Cook(8)..........................    19,606     *       --        --        --         --
Eric P. Geller(9)........................    57,432     *       6,000      *        --         --
William F. Connell.......................     1,500     *       --        --        --         --
Jack M. Greenberg........................       500     *       --        --        --         --
Herbert W. Jarvis........................     4,500     *       --        --        --         --
Brian J. Knez(3)(10).....................   166,626     *       --        --       539,306      2.5
Lynn Morley Martin.......................       500     *       --        --        --         --
Maurice Segall...........................     2,000     *       --        --        --         --
Robert A. Smith(3)(11)...................   176,968     *       --        --       775,373      3.6
Paula Stern..............................       100     *       --        --        --         --
Sidney Stoneman(12)...................... 1,000,000    1.8      --        --        --         --
Hugo Uyterhoeven.........................     1,200     *       1,200      *        --         --
Clifton R. Wharton, Jr...................     1,500     *       --        --        --         --
All current executive officers and
  directors as a group
  (19 persons)(13)....................... 2,297,328    4.1     63,622     4.4   16,147,856     75.8

- ---------------

   * Less than 1%.

 (1) Each share of Class B Stock is convertible at any time into one share of Common Stock. Each share of the Company's Series A Cumulative Convertible Stock ("Series A Stock"), which is not a voting security of the Company, is convertible at any time into 1.1 shares of Common Stock. The Company knows of no person owning Series A Stock who, after conversion of such stock, would own more than 5% of the Company's outstanding Common Stock. Unless otherwise indicated in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission. The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group." See Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission.

 (3) The Smith Family Group includes Richard A. Smith, Chairman of the Board of the Company; Nancy L. Marks, Mr. Smith's sister; Robert A. Smith, Group Vice President and a director of the Company, who is the son of Richard A. Smith; Brian J. Knez, Vice President and a nominee for director of the Company, who is the son-in-law of Richard A. Smith; other members of their families and various Smith family corporations, trusts and charitable foundations. Certain members of the Smith Family Group have filed a
     Schedule 13D, as amended, with the Securities and Exchange Commission. The
     Schedule 13D discloses that certain members of the Smith Family Group have executed the Smith-Lurie/Marks Stockholders' Agreement dated December 29, 1986, as supplemented (the "Stockholders' Agreement"). The Stockholders' Agreement imposes certain restrictions on the ability of the parties thereto to convert their Class B Stock into Common Stock without permitting the other parties to acquire the shares proposed to be so converted.

    Not all shares of Class B Stock and none of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Thus, while 19,734,912 shares of Class B Stock are subject to the terms of the Stockholders' Agreement, the total number of shares held by or for the benefit of the Smith Family Group and as to which the Smith Family Group is deemed to be the beneficial owner is 21,277,038 shares of Class B Stock and 853,567 shares of Common Stock, which includes 25,321 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1995. The 21,277,038 shares of Class B Stock constitute 99.8% of the outstanding Class B Stock and, together with the 853,567 shares of Common Stock owned by the Smith Family Group, constitute 27.8% of the aggregate of the shares of the Class B Stock, Common Stock and Series A Stock outstanding as of January 20, 1995. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table.

    Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to the stockholders, and each share of Class B Stock entitles the holder thereof to one vote on all such matters, except that each share of Class B Stock entitles the holder thereof to ten votes on the election of directors at any stockholders' meeting under certain circumstances which are not present as of the date of this Proxy Statement. As to any elections in which the Class B Stock carries one vote per share (as is the case on the date of this Proxy Statement), the Smith Family Group had, as of January 20, 1995, 28.4% of the combined voting power of the Common Stock and Class B Stock. As to any elections in which the Class B Stock would carry ten votes per share, the Smith Family Group had, as of January 20, 1995, 79.2% of the combined voting power of the Common Stock and Class B Stock. The effect of this significant voting power is to permit the Smith Family Group to exert decisive control over the results of elections for the Board of Directors in the event of a substantial accumulation of Common Stock by persons unrelated to the Smith Family Group.

    The holders of Common Stock and the holders of Class B Stock are each entitled to vote separately as a class on a number of significant matters. For example, the holders of Common Stock and Class B Stock will each vote separately as a class on any (i) merger or consolidation of the Company with or into any other corporation, any sale, lease, exchange or other disposition of all or substantially all of the

     Company's assets to or with any other person, or any dissolution of the Company, (ii) additional issuances of Class B Stock other than in connection with stock splits and stock dividends, and (iii) amendments to the Company's Restated Certificate of Incorporation.

 (4) Mr. Balk, who is an officer and director of the law firm of Goulston & Storrs, P.C., and is included in the Smith Family Group because he serves as a trustee and/or director of several Smith family trusts and/or corporations, shares voting and investment power with respect to all shares of Class B Stock and Common Stock shown next to his name with various members of the Smith Family Group. Mr. Balk disclaims beneficial ownership of such shares, all of which are included in the number of shares owned beneficially by or for the benefit of the Smith Family Group. See Note 3.

 (5) The information reported is based on information provided to the Company by the Gabelli Funds, Inc. and its affiliates (the "Gabelli Affiliates") in December 1994. The Gabelli Affiliates have sole voting power with respect to substantially all of the shares and sole dispositive power with respect to all the shares reported in the table.

 (6) Includes 283,171 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995. Also includes 15,000 shares of Common Stock and 15,000 shares of Series A Stock owned by Mr. Tarr's wife; 12,248 shares of Common Stock owned by a charitable trust of which Mr. Tarr is a trustee; 30,000 shares of Common Stock held by three trusts, of which Mr. Tarr's wife is a trustee, for the benefit of their children and 15,000 shares of Series A Stock owned by Mr. Tarr's wife as custodian for their three children. Mr. Tarr disclaims beneficial ownership of the shares described in the preceding sentence.

 (7) Includes 52,525 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995. In connection with Mr. Morgan's resignation from the Company effective January 15, 1995, the Compensation Committee of the Board of Directors authorized the vesting of all stock options held by Mr. Morgan. See paragraph C under "Transactions Involving Management" for additional information.

 (8) Includes 9,606 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995.

 (9) Includes 29,965 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995 and 250 shares of restricted Common Stock over which Mr. Geller has voting but not investment power.

(10) Includes 7,765 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995, 150 shares of restricted Common Stock over which Mr. Knez has voting but not investment power, 18,536 shares of Class B Stock held by Mr. Knez's wife, 510,000 shares of Class B Stock held by trusts of which Mr. Knez's wife is the beneficiary and 10,770 shares of Class B Stock held by a trust, of which Mr. Knez is a trustee, for the benefit of Mr. Knez's children. Also includes 158,000 shares of Common Stock held by a private foundation of which Mr. Knez is one of seven trustees and shares voting and investment power. Mr. Knez disclaims beneficial ownership of the shares held by the foundation. All of the shares reported for Mr. Knez are included in the shares owned by the Smith Family Group. See Note 3.

(11) Includes 17,556 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995, 250 shares of restricted Common Stock over which Mr. Smith has voting but not investment power, 660,000 shares of Class B Stock held by trusts of which Mr. Smith is a trustee and beneficiary, 545 shares of Class B Stock held by a trust, of which Mr. Smith's wife is a trustee, for the benefit of Mr. Smith's daughter and 158,000 shares of Common Stock held by a private foundation of which Mr. Smith is one of seven trustees and shares voting and investment power. Mr. Smith disclaims beneficial ownership of the shares held by the foundation. All of the shares reported for Mr. Smith are included in the shares owned by the Smith Family Group. See Note 3.

(12) Includes 494,336 shares of Common Stock over which Mr. Stoneman has sole voting and investment power and 505,664 shares of Common Stock owned by Mr. Stoneman's wife, as to which shares Mr. Stoneman disclaims beneficial ownership.

(13) Includes 379,067 shares of Common Stock which are subject to outstanding options exercisable within 60 days of January 20, 1995 and 1,125 shares of restricted Common Stock over which six executive officers have voting but not investment power.

                              1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring. All of the Company's directors are listed below with their principal occupations for the last five years.

     At the 1995 Annual Meeting, four Class B directors are to be elected for three year terms and one Class C director is to be elected for a one year term to coincide with the terms of the other Class C directors. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each of the nominees for Class B is currently a member of the Board of Directors. The Company has no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for a substitute nominee. In electing directors, holders of the Common Stock and Class B Stock vote together as a single class. A plurality of the votes cast at the Annual Meeting is required to elect each director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and, therefore, will not be counted in calculating a plurality.

     The Company's By-Laws provide for the independence of the Board of Directors and the Audit, Nominating and Compensation Committees. Those persons who are considered "independent" within the meaning of the Company's By-Laws are indicated by an asterisk (*) below.

            NOMINEES FOR TERMS EXPIRING IN 1998 (CLASS B DIRECTORS)

WILLIAM F. CONNELL*, age 56, Director since 1992

     Chairman and Chief Executive Officer of Connell Limited Partnership; Director of Boston Edison Company, Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston, and North American Mortgage Company.

MAURICE SEGALL*, age 65, Director since 1986

     Senior Lecturer, Massachusetts Institute of Technology, since September 1989; Director of AMR Corporation and Shawmut National Corporation.

ROBERT A. SMITH, age 35, Director since 1989

     Group Vice President of the Company since December 1991; Group Vice President of The Neiman Marcus Group, Inc. since January 1992; Vice
President - Corporate Development of the Company from December 1988 to December 1991; Vice President - Corporate Development of The Neiman Marcus Group, Inc. from March 1989 to January 1992. Mr. Smith is the son of Richard A. Smith, Chairman of the Board of

Directors of the Company, and the brother-in-law of Brian J. Knez, Vice President of the Company and a nominee as a Class C director.

HUGO UYTERHOEVEN*, age 63, Director since 1980

     Timken Professor of Business Administration, Graduate School of Business Administration, Harvard University; Director of Bombardier, Inc., Brown Boveri & Cie, Ciba-Geigy AG, The Stanley Works and Ecolab, Inc.

              NOMINEE FOR TERM EXPIRING IN 1996 (CLASS C DIRECTOR)

BRIAN J. KNEZ, age 37, Nominee for the First Time

     Vice President of the Company since November 1991 and President of the Scientific, Technical, Medical and Professional Group of Harcourt Brace & Company, a subsidiary of the Company, since 1993; Group Vice President of the Scientific, Technical and Medical Group of Harcourt Brace & Company from 1991 to 1993; Assistant to the President of the Company from 1989 to November 1991. Mr. Knez is the son-in-law of Richard A. Smith, Chairman of the Board of Directors of the Company, and the brother-in-law of Robert A. Smith, Group Vice President and a director of the Company.

            DIRECTORS WHOSE TERMS EXPIRE IN 1996 (CLASS C DIRECTORS)

LYNN MORLEY MARTIN*, age 55, Director since 1993

     Davee Chair, F. L. Kellogg School of Management, Northwestern University, since September 1993; Advisor, Deloitte & Touche LLP, since June 1993; former Fellow at the Kennedy School of Government, Harvard University; United States Secretary of Labor from February 1991 to January 1993; Member of the United States House of Representatives (Illinois 16th Congressional District) from 1981 to February 1991; Director of Ameritech Corporation, Ryder Systems, Inc., Procter & Gamble Co. and various Dreyfus mutual funds.

PAULA STERN*, age 49, Director since 1993

     President of The Stern Group, Inc., an economic analysis and trade advisory firm; Senior Fellow, Progressive Policy Institute, since October 1993; Former Chairwoman of the U.S. International Trade Commission; Director of Westinghouse Electric Corporation, Scott Paper Company, Dynatech Corporation and Duracell International Inc.

SIDNEY STONEMAN, age 83, Director since 1950

     Vice Chairman of the Board of Directors since December 1991; Chairman of the Executive Committee of the Board of Directors prior thereto.

CLIFTON R. WHARTON, JR.*, age 68, Director since June 1994

     Retired Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association-College Retirement Equities Fund (TIAA-CREF); Deputy Secretary of State, U.S. Department of State, from January 1993 to November 1993; former Chancellor, State University of New York System; Director of Ford Motor Company, Tenneco, Inc., the New York Stock Exchange, Inc. and TIAA-CREF Board of Overseers.

            DIRECTORS WHOSE TERMS EXPIRE IN 1997 (CLASS A DIRECTORS)

JACK M. GREENBERG*, age 52, Director since 1993

     Vice Chairman and Chief Financial Officer of McDonald's Corporation since January 1992; Senior Executive Vice President and Chief Financial Officer of McDonald's Corporation from February 1990 to January 1992; Director of McDonald's Corporation and Arthur J. Gallagher & Company.

HERBERT W. JARVIS*, age 69, Director since 1981

     Retired President and Chief Executive Officer of Sybron Corporation; Adjunct Professor of Management at the Rochester Institute of Technology from 1987 to 1991; Director of Berkshire Life Insurance Company and various other corporations and organizations.

RICHARD A. SMITH, age 70, Director since 1950

     Chairman of the Board of the Company and of The Neiman Marcus Group, Inc.; Chief Executive Officer of the Company and of The Neiman Marcus Group, Inc. until December 1991; Chairman of the Board, President and Chief Executive Officer of GC Companies, Inc. since December 1993; Director of The Neiman Marcus Group, Inc., GC Companies, Inc., Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Smith is the father of Robert
A. Smith, who is Group Vice President and a director of the Company, and the father-in-law of Brian J. Knez, who is Vice President of the Company and a nominee as a Class C director.

ROBERT J. TARR, JR., age 51, Director since 1982

     President, Chief Executive Officer (since December 1991) and Chief Operating Officer of the Company and of The Neiman Marcus Group, Inc.; Director of The Neiman Marcus Group, Inc. and GC Companies, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1994, the Board of Directors held seven meetings and each director of the Company attended at least 75% of the aggregate number of Board meetings and meetings held by committees of which he or she is a member. The Board of Directors has designated four principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1994, are Messrs. Jarvis (Chairman), Connell, Greenberg and Uyterhoeven and Dr. Stern. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met three times during fiscal 1994, are Messrs. Segall (Chairman), Greenberg and Uyterhoeven and Ms. Martin. The functions of the Compensation Committee are to review or determine salaries, benefits and other compensation for officers and key employees of the Company and its subsidiaries and to administer the Company's stock incentive plans.

     Nominating Committee. The members of the Nominating Committee, which met twice during fiscal 1994, are Messrs. Uyterhoeven (Chairman), Connell, Jarvis, Richard A. Smith and Stoneman and Ms. Martin. The functions of the Nominating Committee, in addition to nominating directors and making recommendations concerning the structure and membership of the various committees of the Board of Directors, include consulting with the Chief Executive Officer on questions of management, organization and succession and providing the Board of Directors with such guidance on these matters as the Board of Directors may seek from time to time. The Company's By-Laws provide that the Nominating Committee must carefully consider all suggestions timely received from any stockholder of nominees for director of the Company when the nominee confirms in writing to the Nominating Committee his or her desire to serve as a director of the Company and where the credentials of the nominee meet the standards generally applied by the Nominating Committee. Written suggestions for candidates, accompanied by the consent of the proposed candidate to serve as a director if nominated and elected, and a detailed description of his or her qualifications and background, should be sent to the Company, c/o Secretary, P.O. Box 1000, Chestnut Hill, Massachusetts 02167 (see "Deadline for Submission of 1996 Stockholder Proposals and Nominations").

     Executive Committee. The members of the Executive Committee, which did not act during fiscal 1994, are Messrs. Richard A. Smith (Chairman), Robert J. Tarr, Jr. and Robert A. Smith. The By-Laws confer upon the Executive Committee the authority to manage the affairs of the Company in the intervals between meetings of the Board of Directors, except that the Committee may not effect certain fundamental corporate actions such as (a) declaring a dividend, (b) amending the Restated Certificate of Incorporation or the By-Laws, (c) adopting an agreement of merger or consolidation or (d) imposing a lien on substantially all the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters which must be dealt with prior to the next scheduled Board of Directors meeting and which are not sufficiently important to require action by the full Board of Directors.

DIRECTORS' COMPENSATION

     Those directors who are not employees of the Company receive an annual retainer of $22,500 each and a fee of $1,750 per meeting attended, plus travel and incidental expenses (an aggregate of $18,929 in fiscal 1994) incurred in attending meetings and carrying out their duties as directors. They also receive a fee of $750 (the Chairmen receive $1,250, with the exception of the Chairmen of the Audit and Compensation Committees, who receive $1,750) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he or she receives one-half of the fee that would otherwise be payable. Mr. Stoneman receives an additional annual retainer of $25,000 as Vice Chairman of the Board of Directors.

     All directors of the Company are invited to attend meetings of the Board of Directors of The Neiman Marcus Group, Inc. ("NMG"), a publicly-held company in which the Company has a controlling interest. Directors of the Company who are not employees of the Company and who participate in NMG Board meetings receive $1,500 for each meeting attended in person and $750 for participating by telephone.

     The Company offers non-employee directors the alternative of receiving directors' fees on a deferred basis. Those directors may elect to defer receipt of all or a specified portion of their fees (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on primary new issues of three month negotiable certificates of deposit, or (ii) in the form of units, the value of each unit initially being equal to the fair market value of one share of Common Stock of the Company on the date the fees would otherwise be payable. To date, Messrs. Greenberg, Jarvis, Stoneman and Uyterhoeven and Dr. Stern have elected to receive their fees on a deferred basis.

     The Company also maintains a retirement plan for its non-employee directors. Directors who have served on the Board for at least ten years are entitled to receive an annual retirement benefit equal to the annual retainer in effect during the year in which they retire. This benefit continues for a period of time equal to the director's length of service on the Board. Retirement benefits are not payable after death or in the event a director joins the board of directors or becomes an executive officer of a competitor of the Company within three years of his or her retirement as a director of the Company.

SECTION 16 REPORTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1994.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided by the Company during fiscal 1994, 1993 and 1992 to the Company's Chief Executive
Officer and the four most highly paid executive officers of the Company during fiscal 1994.

                                                                                                LONG-TERM
                                                           ANNUAL COMPENSATION               COMPENSATION(1)
                                                   -----------------------------------   -----------------------
                                                                                                 AWARDS
                                                                               OTHER     -----------------------      ALL
                                                                              ANNUAL     RESTRICTED   SECURITIES     OTHER
                                                                              COMPEN-      STOCK      UNDERLYING    COMPEN-
                NAME AND                  FISCAL                              SATION       AWARDS      OPTIONS       SATION
           PRINCIPAL POSITION              YEAR    SALARY($)   BONUS($)(2)   ($)(3)(4)     ($)(5)       (#)(6)       ($)(7)
           ------------------             ------   ---------   -----------   ---------   ----------   ----------    --------
Robert J. Tarr, Jr......................   1994    $1,400,000  $1,050,000    $ 84,583        --          --         $ 95,042
President and Chief Executive Officer      1993     1,250,000     937,500     147,100        --          --           89,521
                                           1992     1,100,000     825,000       --       $1,750,000     220,200(8)    66,560
Richard A. Smith........................   1994     $ 750,000   $ 525,000       --           --          --         $273,404(9)
Chairman of the Board                      1993       750,000     525,000       --           --          --          253,483(9)
                                           1992       750,000     525,000       --           --          --          154,546(9)
Richard T. Morgan(10)...................   1994     $ 575,000   $ 287,500       --           --          25,000     $ 30,313
President and Chief Executive Officer of   1993       525,000     350,000       --           --          --           22,330
Harcourt Brace & Company                   1992       211,538     105,769       --           --          27,525        --
John R. Cook(11)........................   1994     $ 330,000   $ 165,000       --           --          15,000     $ 17,800
Senior Vice President and                  1993       315,000     157,500       --           --          16,515       15,331
Chief Financial Officer                    1992        47,250      --           --           --          --            --
Eric P. Geller(12)......................   1994     $ 280,000   $ 140,000       --           --          10,000     $ 15,118
Senior Vice President,                     1993       262,500     165,000    $118,380        --          --           15,251
General Counsel and Secretary              1992       209,375      87,812       --           --          15,414        9,180

- ---------------

 (1) The Company does not have a long-term compensation program that includes long-term incentive payouts.

 (2) Bonus payments are reported with respect to the year in which the related services were performed.

 (3) No disclosure regarding items included in this column is required unless the amount in any year exceeds the lesser of $50,000 or 10% of annual salary and bonus for any named officer.

 (4) Includes the cost to the Company of medical, dental and financial counseling reimbursements, personal legal fees reimbursed, auto expenses with respect to Messrs. Smith and Tarr, tax offset bonuses to Messrs. Tarr and Geller in fiscal 1993 (in connection with the exercise of non-qualified stock options) in the amounts of $77,331 and $109,148, respectively, and bargain interest on Company loans, including bargain interest of $60,333 and $40,340 for Mr. Tarr in fiscal 1994 and 1993, respectively.

 (5) Calculated by multiplying the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant by the number of shares awarded. Twenty percent of an award of restricted Common Stock are freed from the restrictions on transfer each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Dividends are paid to the holders of restricted stock, who are also entitled to vote their restricted shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holder and revert to the Company. At the end of fiscal 1994, the only named executive officer who held restricted shares of Common Stock was Mr. Geller, who had 500 shares of restricted Common Stock with a fair market value (based on the New York Stock Exchange closing price of the Company's Common Stock of $37.00 at fiscal year end) of $18,500. In December 1992, all of Mr. Tarr's restricted shares of Common Stock vested, as explained in the description of his Employment Agreement in paragraph A under "Transactions Involving Management."

 (6) In connection with the spinoff of the Company's motion picture exhibition business to the Company's stockholders in December 1993, the number and exercise price of all options shown in the table for fiscal 1993 and 1992 were adjusted in accordance with the 1988 Stock Incentive Plan.

 (7) The items accounted for in this column include the value of allocated ESOP shares, the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and group life insurance premiums. For fiscal 1994, such amounts for each of the named executive officers were, respectively, as follows: Mr. Tarr -- $500, $73,413 and $21,129; Mr. Smith -- $500, $0 and $6,503; Mr. Morgan -- $500, $25,875 and $3,938; Mr. Cook --
     $500, $14,841 and $2,459 and Mr. Geller -- $500, $12,590 and $2,028. Also
     included in this column for fiscal 1994 is $266,851 for Mr. Smith, which represents a calculation of the benefit to Mr. Smith of the premium advanced by the Company in fiscal 1994 on the life insurance policy referred to in paragraph B under "Transactions Involving Management." The benefit is determined for the period, projected on an actuarial basis, between the date the premium is paid by the Company and the date the Company will be entitled to reimbursement of the premium.

 (8) These options were granted with tandem stock appreciation rights. The stock appreciation rights cannot be exercised without surrendering a like number of options.

 (9) For information regarding advances made to Mr. Smith of a portion of the premiums payable on a split dollar life insurance policy, see paragraph B under "Transactions Involving Management."

(10) Mr. Morgan's employment with the Company commenced on June 1, 1992. Mr. Morgan resigned from the Company, for health reasons, effective January 15, 1995. See paragraph C under "Transactions Involving Management" for information regarding the vesting of all stock options held by Mr. Morgan.

(11) Mr. Cook's employment with the Company commenced on September 8, 1992.

(12) Mr. Geller first became an executive officer of the Company on May 1, 1992, when he was named Senior Vice President and General Counsel.

                          OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1988 Stock Incentive Plan during the fiscal year ended October 31, 1994 to the executive officers named in the Summary Compensation Table.


                                      INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                     ------------------------------------------------------      VALUE AT ASSUMED
                     NUMBER OF         % OF                                       ANNUAL RATES OF
                     SECURITIES        TOTAL                                        STOCK PRICE
                     UNDERLYING       OPTIONS                                    APPRECIATION FOR
                      OPTIONS       GRANTED TO      EXERCISE OR                   OPTION TERM(2)
                      GRANTED      EMPLOYEES IN     BASE PRICE     EXPIRATION  ---------------------
    NAME                (#)         FISCAL YEAR       ($/SH)          DATE        5%          10%
    ----             ----------    -------------    -----------    ----------     --          ---
Mr. Tarr(3).........    --              --              --             --          --           --
Mr. Smith(4)........    --              --              --             --          --           --
Mr. Morgan(5).......   25,000         23.25%          $32.75           --(5)       --(5)        --(5)
Mr. Cook............   15,000         13.95%          $32.75        12/17/03    $308,945     $782,926
Mr. Geller..........   10,000          9.30%          $32.75        12/17/03    $205,963     $521,951

- ---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1994. All option grants are non-qualified stock options having a term of 10 years and one day. They become exercisable at the rate of 20% on each of the first five anniversary dates of the grant. All options were granted at fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(2) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(3) Pursuant to Mr. Tarr's Employment Agreement, following the grants of options and restricted stock to Mr. Tarr in fiscal 1992, he is not eligible to receive any additional restricted stock or stock options during the initial term of his Employment Agreement. For a description of Mr. Tarr's Employment Agreement, see paragraph A under "Transactions Involving Management."

(4) Mr. Smith does not participate in the Company's stock incentive plans.

(5) Mr. Morgan resigned from the Company, for health reasons, effective January 15, 1995. In connection with Mr. Morgan's resignation, the Compensation Committee of the Board of Directors authorized the vesting of all stock options held by Mr. Morgan. For further information, see paragraph C under "Transactions Involving Management."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding the number and value of stock options held at October 31, 1994 by the executive officers named in the Summary Compensation Table. None of the named executive officers exercised any stock options during fiscal 1994.

                                                       NUMBER OF
                                                      SECURITIES
                                                      UNDERLYING                  VALUE OF
                                                      UNEXERCISED               UNEXERCISED
                                                      OPTIONS AT                IN-THE-MONEY
                                                       OCT. 31,                  OPTIONS AT
                                                        1994(#)               OCT. 31, 1994($)
                                                    ---------------         --------------------
                                                     EXERCISABLE/               EXERCISABLE/
     NAME                                          UNEXERCISABLE(1)(2)       UNEXERCISABLE(2)(3)
     ----                                          -------------------       -------------------
Mr. Tarr(4).......................................  273,042/103,055         $5,279,756/2,131,811
Mr. Smith(5)......................................        --                         --
Mr. Morgan(6).....................................   11,010/ 41,515         $  149,870/  331,055
Mr. Cook..........................................    3,303/ 28,212         $   27,336/  173,094
Mr. Geller........................................   36,662/ 21,232         $  666,953/  223,803

- ---------------

(1) No stock appreciation rights were exercised or held, other than those discussed at Note 4 below, by any of the named executive officers during fiscal 1994.

(2) In connection with the spinoff of the Company's motion picture exhibition business to the Company's stockholders in December 1993, the number and exercise price of all options granted to all employees of the Company, including the named executive officers, prior to the spinoff were adjusted in accordance with the 1988 Stock Incentive Plan and the 1981 Stock Option Plan.

(3) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at fiscal year end ($37.00) and the option exercise price for those shares. These values have not been realized. The closing price of the Company's Common Stock on January 20, 1995 was $34.50.

(4) On November 25, 1991, Mr. Tarr was granted stock appreciation rights in tandem with 220,200 (as adjusted, see Note 2 above) non-qualified stock options. The value of these stock appreciation rights is not separately listed in this table since an equal number of options must be surrendered if the stock appreciation rights are exercised.

(5) Mr. Smith does not participate in the Company's stock incentive plans.

(6) Mr. Morgan resigned from the Company, for health reasons, effective January 15, 1995. In connection with Mr. Morgan's resignation, the Compensation Committee of the Board of Directors authorized the vesting of all stock options held by Mr. Morgan. For further information, see paragraph C under "Transactions Involving Management."

                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the Harcourt General Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, non-qualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees with an annual base salary at least equal to a self-adjusting minimum ($99,000 for fiscal 1994) are eligible to participate in the SERP. Benefits under the SERP become fully vested after five years of service with the Company. At normal retirement age (generally age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of pensionable earnings, less 60% of his or her estimated primary Social Security benefit. If the participant has fewer than 25 years of service, the combined benefit is proportionately reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred.

     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1994 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP and are in addition to any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                      UNDER RETIREMENT PLAN AND SERP(1)(2)

                                                       TOTAL CREDITED YEARS OF SERVICE
  AVERAGE                                ------------------------------------------------------------
PENSIONABLE                                                                                     25
 EARNINGS                                   5            10           15           20        OR MORE
- ---------                                --------     --------     --------     --------     -------
$  200,000 ...........................   $ 20,000     $ 40,000     $ 60,000     $ 80,000     $100,000
   400,000 ...........................     40,000       80,000      120,000      160,000      200,000
   600,000 ...........................     60,000      120,000      180,000      240,000      300,000
   800,000 ...........................     80,000      160,000      240,000      320,000      400,000
 1,000,000 ...........................    100,000      200,000      300,000      400,000      500,000
 1,200,000 ...........................    120,000      240,000      360,000      480,000      600,000
 1,400,000 ...........................    140,000      280,000      420,000      560,000      700,000

- ---------------

(1) The amounts actually payable will be somewhat lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.

(2) Richard A. Smith will have a smaller Social Security reduction due to certain guaranty provisions contained in a prior pension plan in which he participated. In 1990, Mr. Smith received a distribution of the present value of excess retirement benefits then accrued under an agreement between Mr. Smith and the Company; his future retirement benefits will thus be reduced accordingly.

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1994 and years of service creditable at age 65. Credited service may not exceed 25 years for the purpose of calculating retirement benefits under any of the Company's retirement plans.


                                                                             YEARS OF SERVICE
                                                                          ----------------------
                                                 PENSIONABLE EARNINGS         AT
                                                    FOR YEAR ENDED        OCTOBER 31,       AT
    NAME                                           OCTOBER 31, 1994          1994         AGE 65
    ----                                         --------------------     -----------     ------
Mr. Tarr(1)....................................       $1,400,000               18           25
Mr. Smith......................................          750,000               25(2)        25
Mr. Morgan.....................................          575,000                2           --(3)
Mr. Cook.......................................          330,000                2           14
Mr. Geller.....................................          280,000               15           25

- ---------------

(1) See paragraph A under "Transactions Involving Management" for a description of Mr. Tarr's retirement benefits under his Employment Agreement.

(2) Mr. Smith had 47 years of actual service at October 31, 1994. As previously mentioned, however, credited service may not exceed 25 years for the purpose of calculating retirement benefits under any of the Company's plans.

(3) Mr. Morgan resigned from the Company, for health reasons, effective January 15, 1995.

TRANSACTIONS INVOLVING MANAGEMENT

     A. The Company and Mr. Tarr have entered into an Employment Agreement effective as of November 25, 1991 (the "Employment Agreement"), as modified by a Supplemental Agreement effective as of December 17, 1992 (the "Supplemental Agreement"). The initial term continues until October 31, 1996, but the Board of Directors may extend the initial term for up to two additional 12-month periods (each such period is referred to as an "Extension"). The initial term, as so extended, is referred to herein as the "Term."

     Under the Employment Agreement, Mr. Tarr shall be the President, Chief Executive Officer and Chief Operating Officer of the Company. The Employment Agreement provides that Mr. Tarr's base salary was $1,400,000 for fiscal 1994 and will be $1,500,000 for fiscal 1995 and $1,600,000 for each of fiscal 1996, 1997 and 1998.

     Mr. Tarr is eligible to receive an annual cash bonus for each fiscal year during the Term. Each annual bonus is based on the achievement of performance objectives to be agreed on by the Compensation Committee and Mr. Tarr. For fiscal years 1994 through 1996, Mr. Tarr is entitled to a maximum annual bonus equal to 75% of his base salary if the performance objectives are achieved. During the Extensions, the 75% figure will be increased to 100%. All annual bonuses will be reduced to the extent that performance objectives are not achieved, except that in no event shall the bonus paid for fiscal 1996 be less than $800,000. Mr. Tarr's bonus for fiscal 1994 is included in the Summary Compensation Table.

     Mr. Tarr is entitled to participate in all benefit plans maintained by the Company for its senior executives. Pursuant to his Employment Agreement, in June 1992 Mr. Tarr received a loan from the Company in the amount of $1,000,000, which carried interest at an annual rate of 5%. Mr. Tarr paid the remaining balance of this loan in December 1994. In addition, the Company pays all premiums on a $450,000 life insurance policy in Mr. Tarr's name until the policy is fully paid-up.

     At the end of the Term, Mr. Tarr will receive an annual retirement benefit during his lifetime of 50% of his final average compensation, which is defined as 1/5 of the total of his base salary plus annual bonuses received for the five consecutive 12-month periods during the Term for which such total is the highest. If Mr. Tarr is survived by his spouse, then she will receive a retirement benefit during her lifetime in an annual amount equal to 50% of the benefit being paid to Mr. Tarr at the time of his death.

     If Mr. Tarr dies during the Term, the Company will provide to Mr. Tarr's surviving spouse a retirement benefit for her lifetime in an annual amount equal to 50% of the benefit which Mr. Tarr would have received under the preceding paragraph if he had remained employed by the Company until October 31, 1996 (or if such death occurs after October 31, 1996, then until the expiration of the Extension during which such death occurs) and had received his full base salary and 50% of his maximum bonus (or in the case of fiscal 1996, the full guaranteed bonus described above).

     In the event the Company terminates Mr. Tarr's employment without Cause, as defined below, or in the event Mr. Tarr terminates his employment for Good Reason, as defined below, then the Company will (a) pay to Mr. Tarr his base salary and the maximum annual bonuses as though he had remained employed until October 31, 1996 (or, if such termination occurs after October 31, 1996, then until the expiration of the Extension during which such termination occurs), (b) pay to Mr. Tarr from and after October 31, 1996 (or the expiration of the Extension, as the case may be) the consulting fees that would have been payable to him, as described below, and (c) pay retirement and survivor benefits as though he had remained employed until October 31, 1996 or until the expiration of the Extension during which such termination occurs.

     If a Change of Control of the Company occurs, as defined below, and, within two years following such Change of Control, the Company terminates Mr. Tarr's employment without Cause, or Mr. Tarr terminates his employment for Good Reason, the Company will pay to Mr. Tarr a lump sum equal to the greater of (a) the total amount he would have received had he remained in the employ of the Company until October 31, 1996 (or the expiration of the Extension in which the termination occurred) and received his full base salary and 50% of the maximum annual bonuses (or, in the case of fiscal 1996, the full guaranteed bonus) or
(b) three times the sum of his base salary and maximum annual bonus for the year in which termination occurs. Mr. Tarr is also entitled to receive the actuarial equivalent of the retirement and survivor benefits to which he and his surviving spouse would have been entitled had he not been terminated. A Change of Control exists if (a) more than 20% of the voting power of the Company is beneficially owned by a person or group and the Smith Family Group has at such time less than 50.1% of the voting power of all classes of stock of the Company entitled to vote in an election of directors; (b) the Smith Family Group does not have sufficient voting power to prevent the Company from consummating a merger, consolidation, sale of its assets or dissolution; or (c) the members of the Board of Directors at the time the Employment Agreement was executed (the "Incumbent Directors") cease to constitute a majority of the Board; provided that any person who became a director subsequent to the execution of the Employment Agreement and whose nomination was approved by at least a majority of the Board is considered an Incumbent Director for purposes of the Agreement.

     Mr. Tarr's employment may be terminated by the Company for Cause only in the event of his willful and continuing failure to perform his duties under the Employment Agreement or his conviction for or plea of nolo contendere to a felony or any other crime which involves fraud, dishonesty, or moral turpitude. Mr. Tarr may terminate his employment for Good Reason only if (a) he is assigned duties which are inconsistent with his position as President and Chief Executive Officer of the Company, (b) the Company fails to comply with its obligations under the Employment Agreement, (c) the Company requires Mr. Tarr to relocate beyond a 15 mile radius from Chestnut Hill, Massachusetts, (d) the Board of Directors of the Company fails to appoint Mr. Tarr as Chairman of the Board and assign to him the powers and duties of that position when Richard A. Smith ceases to serve in that position, (e) the Company fails to obtain a satisfactory agreement from any successor to substantially all of the business of the Company to assume the Company's obligations under the

Employment Agreement, or (f) the Company purports to terminate Mr. Tarr's employment other than as expressly permitted by the Employment Agreement.

     During the 12-month period following the expiration of the Term, Mr. Tarr will be bound by certain non-competition provisions and will provide consulting services to the Company for a consulting fee equal to 50% of his base salary for the last 12 months of his employment and $4,000 per day for each day he renders services in excess of 10 days per month.

     Pursuant to the Employment Agreement, on November 25, 1991, Mr. Tarr received a grant of 100,000 shares of restricted Common Stock under the Company's 1988 Stock Incentive Plan and a non-qualified stock option (together with stock appreciation rights) under that Plan to purchase 220,200 shares of the Company's Common Stock at a price of $15.90 per share (as adjusted in connection with the spinoff of the Company's motion picture exhibition business in December 1993 as described in Note 6 to the Summary Compensation Table). Mr. Tarr is not entitled to receive any additional restricted stock or stock option grants during the initial term of the Employment Agreement. As of January 20, 1995, 60% of the stock options (and related stock appreciation rights) had become exercisable. The balance of the stock options and related stock appreciation rights become exercisable at the rate of 20% of the original number on May 1, 1995 and May 1, 1996, subject to acceleration in certain events, such as termination of Mr. Tarr's employment by the Company without Cause or by Mr. Tarr for Good Reason (as such terms are defined in the Employment Agreement).

     Effective December 17, 1992, pursuant to the recommendation of the Compensation Committee, Mr. Tarr and the Company entered into a Supplemental Agreement providing for the vesting of all of the shares of restricted Common Stock previously granted to Mr. Tarr. As a result of the foregoing, Mr. Tarr recognized taxable income, and the Company recognized a corresponding deduction, in the amount of $2,830,500. The Company took this action in part to preserve tax benefits which might have been lost in the event tax laws were enacted which would have limited the Company's right to deduct compensation amounts over certain levels.

     As a result of the accelerated vesting of the restricted shares, Mr. Tarr paid $1,018,980 in federal and state income taxes for 1992, and the Company subsequently loaned this amount (the "Reimbursement Loan") to Mr. Tarr, without interest. The Supplemental Agreement provides that Mr. Tarr will repay the Reimbursement Loan in 16 equal consecutive quarterly installments of principal beginning June 15, 1993, subject to acceleration of the full amount in the event Mr. Tarr's employment with the Company should terminate for any reason. At January 20, 1995, $573,177 remained outstanding under this loan. In addition, should Mr. Tarr's employment with the Company terminate because of a breach by him of the Employment Agreement, he will pay to the Company an amount, in cash or Company stock (the "Restricted Stock Obligation"), equal to the value of the restricted shares which would have not yet vested under the terms of Mr. Tarr's Employment Agreement and a previous restricted stock grant before they were modified by the Supplemental Agreement. This is intended to put the Company in the same position it would have been had the Supplemental Agreement not been executed. Both the Reimbursement Loan and the Restricted Stock Obligation are secured by the Company's right to set off any amounts payable by the Company to Mr. Tarr.

     B. In August 1990, a trust established by Mr. and Mrs. Richard A. Smith entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee, agreed to make advances of the portion of the premiums not related to term insurance payable on a split dollar life insurance policy purchased by the trust on the joint lives of Mr. and Mrs. Smith. The Company will make such advances for not more than nine years, after which time the premiums may be paid through policy loans. The Company is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (a) the death of the survivor of Mr. and Mrs. Smith or (b) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During fiscal 1994, 1993 and 1992, the Company advanced $422,898, $426,216 and $429,221, respectively, toward the payment of such premiums.

     C. Mr. Morgan resigned as President and Chief Executive Officer of Harcourt Brace & Company, for health reasons, effective January 15, 1995. In December 1994, the Compensation Committee approved the immediate vesting of options to purchase 36,515 shares of the Company's Common Stock previously granted to Mr. Morgan, which as of the date of his resignation were not exercisable. Mr. Morgan has until April 2, 1995 to either exercise his stock options or, in lieu of exercising his options, elect to receive a cash payment in an amount equal to the difference between the closing price of the Company's Common Stock on the New York Stock Exchange on the date Mr. Morgan elects to receive this payment and the option exercise prices.

     D. The Company has two Key Executive Stock Purchase Loan Plans -- the 1975 Key Executive Stock Purchase Loan Plan, as amended (the "1975 Loan Plan") and the 1983 Key Executive Stock Purchase Loan Plan, as amended (the "1983 Loan Plan"). No further loans may be made under the 1975 Loan Plan. The principal purpose of the Loan Plans, which provide loans to key employees to finance the purchase of shares of the Company's stock, is to encourage the acquisition and retention of Company stock by such employees so that the continuing proprietary interest of such employees in the Company may serve as an additional incentive to them.

     Each loan under the 1975 Loan Plan is evidenced by an unsecured promissory note and each loan made to date under the 1983 Loan Plan is evidenced by a secured promissory note bearing interest at a rate determined by the Compensation Committee. The unpaid principal amount of any loan becomes due and payable seven months after the loan participant's employment with the Company or any of its subsidiaries has terminated. The Compensation Committee, in its discretion, may extend any loan which becomes due and payable by reason of such termination for an additional term not exceeding five months. The unpaid principal amount of a loan of a participant who ceases to be a Company employee by reason of retirement, disability, involuntary discharge or death, or who resigns more than four years after the date of the loan, shall be repayable at the option of the participant (or his legal representative, as the case may be) either in cash or in the number of Company shares obtained with the proceeds of the loan.

     The aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plans may not exceed $5,000,000 at any time, subject, however, to the right of the Board of Directors upon the recommendation of the Compensation Committee to increase the aggregate outstanding loan limitation to not more than 3/4 of 1% of the Company's total assets as most recently made public by the Company at the time of such action, excluding for this purpose the assets of The Neiman Marcus Group, Inc. The aggregate amount of outstanding indebtedness to the Company on January 20, 1995 under the Loan Plans was $1,809,852.

     The following table describes (a) the largest amount of indebtedness outstanding under the Loan Plans during fiscal 1994, (b) the amount of indebtedness outstanding on January 20, 1995, and (c) the weighted average rate of interest on indebtedness outstanding on January 20, 1995 for the executive officers of the Company who had loans in excess of $60,000 during fiscal 1994 or subsequent thereto.

                                                LARGEST                                WEIGHTED
                                              INDEBTEDNESS        INDEBTEDNESS          AVERAGE
                                              OUTSTANDING        OUTSTANDING AT      INTEREST RATE
                                             IN FISCAL 1994     JANUARY 20, 1995       PER ANNUM
                                             --------------     ----------------     -------------
Mr. Tarr(1)................................     $985,928            $885,936              2.25%
Mr. Cook...................................      334,752             334,752              5.00
Mr. Geller.................................      244,856             318,294              5.54
Mr. Sawin(2)...............................       72,416              72,416              5.00

- ---------------

(1) The Company has also made loans to Mr. Tarr pursuant to his Employment Agreement and Supplemental Agreement. Mr. Tarr has repaid the loan made to him under the Employment Agreement. At January 20, 1995, the principal amount outstanding under the loan made under the Supplemental

    Agreement was $573,177. For further information, see paragraph A under "Transactions Involving Management."

(2) Mr. Sawin is the Vice President - Planning and Analysis of the Company.

                            ------------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of Maurice Segall, Jack M. Greenberg, Lynn Morley Martin and Hugo Uyterhoeven. Mr. Segall is the Chairman of the Committee. The members of the Compensation Committee are all independent directors.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives to executive officers that will most sharply focus their attention on the goal of building profitability and shareholder value.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation for the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary:

          This is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a broad range of companies included in such salary surveys or, depending on an executive's level of responsibility, to groups of profit centers or divisions within such companies, with the principal selection criteria for comparisons being similar revenues to the Company or to the group or division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks (assuming that maximum bonuses are achieved) for executive officers at the 75th percentile of the comparison group of companies in order to both reflect the Company's size (in terms of revenues) and complexity (in terms of diversity of operating businesses) and to compete for and retain the best management talent available. Because the Company is involved in a variety of businesses and competes for executives with all major U.S. companies, the Committee believes that comparison information from the broadest group of companies is the most appropriate reference for setting cash compensation amounts. The Committee accordingly does not limit its comparison information for compensation purposes to the companies included in the peer groups in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the executive officers of the Company. While the Committee uses the benchmarks as a reference point, a particular individual's base salary may vary from the benchmark depending upon his salary history, experience, individual performance, contractual obligations of the Company, guidelines determined by the Chief Executive Officer with respect to salary increases for the entire Company and the subjective judgment of the Committee.

     Executive Incentive Bonus Plan:

          Bonuses are awarded under this plan based on the achievement of performance objectives by the Company and individual executive officers. The bonus program puts significant amounts of total cash compensation at risk for executive officers, with the intent of focusing their attention on achieving both the Company's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

          Shortly after the beginning of each fiscal year, the Compensation Committee considers the recommendations of the Chief Executive Officer for the Company's performance goals for the current year, the executive officers who should participate in the plan for that year, and the maximum bonus values attainable by them. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate. The plan allows for maximum bonuses ranging from 30% to 75% of base salary.

          The principal performance measure which determines the payment of bonuses for executive officers is the Company's earnings goal established by the Committee shortly after the beginning of the fiscal year. The earnings goal established for fiscal 1994, as adjusted for certain events which occurred during the year, including the sale of the Company's insurance business and the restructuring of Contempo Casuals, was an amount of net income that was exceeded by the Company's actual net income for fiscal 1994 as it appears on the line "Net earnings" in the Company's Consolidated Statements of Earnings. For executives with responsibilities at the group or division level, a performance target relating to the financial results of that group or division is established.

          In addition, each of the Company's executive officers prepares and agrees with the Chief Executive Officer on individual performance goals which must be achieved in addition to the Company's performance target in order for an executive to get his full bonus. Individual performance goals typically include achievement of specific tasks.

          Absent extraordinary circumstances, if the corporate performance target is exceeded, bonus awards are not increased over the maximum bonus values established by the Committee. If the performance target is not met, bonus awards will, in all probability, be reduced at the discretion of the Committee. If the Company falls sufficiently short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. Depending on the individual executive officer, factors such as the performance of a business unit or units for which the executive officer is responsible and achievement of individual performance goals are considered in the decision to award a bonus. If corporate and/or business unit performance targets are met, but an individual falls short of his performance goals, the individual's bonus could be reduced or eliminated in the discretion of the Committee.

          The bonuses awarded to the named executive officers in fiscal 1994 were determined by an assessment of all of the factors described above. While the Company exceeded its earnings goal in fiscal 1994, the bonuses awarded to the named executive officers in each case equalled their maximum bonus values.

     Stock Incentives:

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a period of five years and terminate ten years from the date of grant, is to achieve as much as possible an identity of interest between the executive officers and the long term interest of the stockholders. The Company's executive officers have always had a very significant equity ownership in the Company, and the Committee is of the view that this has been and continues to be a key factor in focusing the efforts of management in building shareholder value. The principal factors considered in determining which executive officers (including the named executive officers) were awarded stock options in fiscal 1994, and in determining the types and amounts of such awards, were salary levels, special circumstances such as promotions and contractual commitments, as well as the performance, experience and level of responsibility of each executive officer.

Compensation of the Chief Executive Officer

     Mr. Tarr's compensation for fiscal 1994 was determined by his Employment Agreement with the Company which was entered into after approval by the Compensation Committee in November 1991. Mr. Tarr's Employment Agreement is described earlier in this proxy statement.

     When the Committee approved Mr. Tarr's agreement, it considered all of the factors described above under the Compensation Policies caption as well as detailed information for chief executive officer positions at other large and complex companies which was developed by the Company's Human Resources Department acting under the ultimate supervision of Richard A. Smith, the Company's then Chairman and Chief Executive Officer. This information included special reviews of chief executive officer compensation conducted at the request of the Company by William M. Mercer Incorporated and Hewitt Associates, two nationally recognized executive compensation consulting firms. The individual positions used for comparison purposes in this review were chosen to most closely approximate the scope and nature of Mr. Tarr's position as Chief Executive Officer of Harcourt General. Only one of the companies considered is included in the peer groups used in the Stock Performance Graph. Other factors which the Committee considered in approving Mr. Tarr's contract were his experience and performance with the Company, competition for chief executive officers of similar experience and ability, and planning for management succession.

     Mr. Tarr's Employment Agreement became effective after the Company completed the acquisition of Harcourt Brace & Company in November 1991. In approving Mr. Tarr's agreement, the Committee considered the Company's need for continuity of strong and experienced senior management to focus on the integration of Harcourt Brace & Company into the Company's operations. Specifically, the Committee was of the view that a long term agreement with Mr. Tarr met the Company's need for stability during the period following the acquisition of Harcourt Brace & Company.

     Mr. Tarr was paid his full target bonus of 75% of base salary for 1994 because the Company exceeded the earnings goal established by the Committee for fiscal 1994, adjusted as explained above under "Executive Incentive Bonus Plan."

     In November 1991, Mr. Tarr received 100,000 shares of restricted stock and an option grant for 220,200 (as adjusted to reflect the spinoff of the Company's motion picture exhibition business) shares of stock pursuant to his Employment Agreement. The purpose of these grants was to put a substantial portion of Mr. Tarr's total compensation at risk and to sharply focus his attention on building shareholder value over the long term. Under the terms of his Employment Agreement, Mr. Tarr is not entitled to receive any further grants of restricted stock or stock options during the initial term of his contract, which runs through October 31, 1996.

Compliance with Internal Revenue Code Section 162(m)

     Amendments to Section 162(m) of the Internal Revenue Code which were enacted in 1993 generally disallow a tax deduction to public companies for compensation in excess of $1 million per year paid to each of the executive officers named in the Summary Compensation Table. This will apply to the Company for the first time in fiscal 1995. Because Mr. Tarr's compensation is paid pursuant to his Employment Agreement, which became effective prior to February 17, 1993, his compensation is not subject to the $1 million limit on deductibility. Mr. Smith, whose compensation may also exceed $1 million in fiscal 1995, has agreed to defer all of his fiscal 1995 compensation that would not be deductible as a result of this provision. Under transition provisions in the regulations under Section 162(m), compensation resulting from awards under the Company's 1981 Stock Option Plan and 1988 Stock Incentive Plan is not subject to the deductibility limit at this time. The Committee will continue to monitor the requirements of Section 162(m) and to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executive officers of the Company with appropriate incentives and rewards for their performance.

                                            COMPENSATION COMMITTEE

                                            Maurice Segall, Chairman
                                            Jack M. Greenberg
                                            Lynn Morley Martin
                                            Hugo Uyterhoeven

                            STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative return over five years on the Company's Common Stock to the total cumulative return over the same period of the common stocks of companies in the Standard & Poor's 500 Stock Index and two Peer Indexes. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at October 31, 1989 and that all dividends were reinvested.

Measurement Period       Harcourt        S&P 500      Peer           Peer
(Fiscal Year Covered)    General, Inc.   Index        Index (NEW)    Index (OLD)
31-Oct-89                  $100.00       $100.00        $100.00        $100.00
31-Oct-90                  $ 71.57       $ 92.53        $ 68.29        $ 66.33
31-Oct-91                  $ 79.07       $123.53        $103.09        $101.85
31-Oct-92                  $117.76       $135.83        $115.11        $112.48
31-Oct-93                  $178.25       $156.12        $129.05        $127.58
31-Oct-94                  $167.17       $162.16        $128.11        $126.65

     The two Peer Indexes include companies in the publishing and specialty retailing industries, as well as the companies in the Standard & Poor's Life Insurance Index. As a result of the spinoff of the Company's theatre operations in December 1993, the New Peer Index excludes the motion picture exhibition companies which are included in the Old Peer Index. Both Peer Indexes also exclude Paramount Communications, which was included in the publishing group last year, since Paramount Communications is no longer a public reporting company. Paramount has been replaced this year in both Peer Indexes with Times Mirror Co. and John Wiley & Sons.

     The common stocks of the companies in each group have been weighted annually at the beginning of each fiscal year to reflect relative stock market capitalization. The groups in the New Peer Index have been weighted 55% publishing, 30% specialty retailing and 15% insurance based on the approximate contribution to the Company's fiscal 1994 operating earnings of each of those sectors. The companies which comprise the New Peer Index are:



     PUBLISHING                   SPECIALTY RETAILING          INSURANCE
     ----------                   -------------------          ---------
     Houghton Mifflin Company     The Limited, Inc.            Jefferson-Pilot Corp.
     John Wiley & Sons            Nordstrom, Inc.              Lincoln National Corp.
     McGraw-Hill, Inc.            Tiffany & Co.                Torchmark Corp.
     Times Mirror Co.                                          Unum Corp.
                                                               USLIFE Corp.

     The groups in the Old Peer Index have been weighted 50% publishing, 30% specialty retailing, 15% insurance and 5% motion picture exhibition. The companies which comprise the Old Peer Index are the companies listed above as well as AMC Entertainment, Inc., Carmike Cinemas, Inc. and Cineplex Odeon Corp.

     The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock. In addition, it should be noted that the Company had no publishing or insurance operations prior to the acquisition of Harcourt Brace & Company in November 1991 and that the Company sold its insurance business on October 31, 1994.

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1995.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid, or accrued, approximately $2.9 million on account of audit, tax and consulting services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1994. Deloitte & Touche LLP also serves as the independent auditors for The Neiman Marcus Group, Inc.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the issued and outstanding Common Stock and Class B Stock, voting together as a single class, represented and entitled to vote at the meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1995.

                               3.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                           DEADLINE FOR SUBMISSION OF
                   1996 STOCKHOLDER PROPOSALS AND NOMINATIONS

     In order for stockholder proposals to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in 1996, they must be received by the Company at its principal executive offices by November 1, 1995. Any nominations for the Board of Directors must also be received no later than November 1, 1995. See "Meetings and Committees of the Board of Directors -- Nominating Committee."

                                            By Order of the Board of Directors

                                                      ERIC P. GELLER
                                                        Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IF YOU ARE A HOLDER OF COMMON STOCK OR CLASS B STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                            HARCOURT GENERAL, INC.

COMMON STOCK AND                                                COMMON STOCK AND
 CLASS B STOCK                                                   CLASS B STOCK
     PROXY                                                           PROXY

               ANNUAL MEETING OF STOCKHOLDERS -- MARCH 10, 1995

        Richard A. Smith, Robert J. Tarr, Jr. and Eric P. Geller, and each of them (a majority of those present and acting to have all the powers hereunder), with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock and/or Class B Stock of the undersigned at the Annual Meeting of Stockholders of Harcournt General, Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Friday, March 10, 1995 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated February 3, 1995 and a copy of the Annual Report for the year ended October 31, 1994.

        The shares represented by this Proxy will be voted as directed by the undersigned. The Board of Directors of Harcourt General, Inc. recommends a vote FOR the nominees set forth below and FOR proposal 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

ELECTION OF CLASS A DIRECTORS                      ELECTION OF CLASS C DIRECTOR
NOMINEES: William F. Connell                       NOMINEE: Brian J. Knez
          Maurice Segall
          Robert A. Smith
          Hugo Uyterhoeven

                       (SEE REVERSE SIDE TO CAST VOTE)

                  CONTINUED, AND TO SIGNED, ON REVERSE SIDE


/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE

- --------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
- --------------------------------------------------------------------------------
                     FOR   WITHHELD
1. Election of      /  /     /  /
   Directors (See
   reverse).

   /  /
   For all nominees except as noted above


                                       FOR     AGAINST     ABSTAIN
2. Approval of the appointment of     /  /      /  /       /  /
   Deloitte & Touche LLP as inde-
   pendent auditors of the Company
   for the current fiscal year.



- --------------------------------------------------------------------------------

                                    MARK HERE   /  /           MARK HERE   /  /
                                   FOR ADDRESS                IF YOU PLAN
                                   CHANGE AND                  TO ATTEND
                                  NOTE AT LEFT                THE MEETING

                               For joint accounts, each owner should sign.
                               Executors, Administrators, Trustees, etc., should give full title.

                               Signature:______________________ Date___________

                               Signature:______________________ Date___________

                       CONFIDENTIAL VOTING INSTRUCTIONS
                  TO: WACHOVIA BANK OF NORTH CAROLINA, N.A.
                             AS TRUSTEE UNDER THE
                            HARCOURT GENERAL, INC.
                        EMPLOYEE STOCK OWNERSHIP PLAN
            WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                   HARCOURT GENERAL, INC. -- MARCH 10, 1995


        I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Harcourt General, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of Harcourt General, Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Friday, March 10, 1995 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any voting instruction previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated February 3, 1995 and a copy of the Annual Report for the year ended October 31, 1994.

        The shares represented by this Instruction Card will be voted by the Trustee as directed by the undersigned. The Board of Directors of Harcourt General, Inc. recommends a vote FOR the nominees set forth below and FOR proposal 2. IF THIS INSTRUCTION CARD IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THIS INSTRUCITON CARD WILL BE SO VOTED.

ELECTION OF CLASS A DIRECTORS                      ELECTION OF CLASS C DIRECTOR
NOMINEES: William F. Connell                       NOMINEE: Brian J. Knez
          Maurice Segall
          Robert A. Smith
          Hugo Uyterhoeven

                       (SEE REVERSE SIDE TO CAST VOTE.)

                  CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE


/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE

            THIS INSTRUCTION CARD IS SOLICITED BY THE PLAN TRUSTEE
- --------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
- --------------------------------------------------------------------------------
                     FOR   WITHHELD
1. Election of      /  /     /  /
   Directors (See
   reverse).

   /  /
   For all nominees except as noted above.


                                       FOR     AGAINST    ABSTAIN
2. Approval of the appointment of     /  /      /  /       /  /
   Deloitte & Touche LLP as inde-
   pendent auditors of the Company
   for the current fiscal year.



- --------------------------------------------------------------------------------

                                    MARK HERE   /  /           MARK HERE   /  /
                                   FOR ADDRESS                IF YOU PLAN
                                   CHANGE AND                  TO ATTEND
                                  NOTE AT LEFT                THE MEETING

                               For joint accounts, each owner should sign.
                               Executors, Administrators, Trustees, etc., should give full title.

                               Signature:______________________ Date___________

                               Signature:______________________ Date___________

                                  ATTACHMENT

                                                                      WACHOVIA
________________________________________________________________________________
Employee Benefit Trust Services
301 North Main Street
Winston-Salem, NC 27150-3099



TO:    Participants in Harcourt General, Inc.
       Employees' Stock Ownership Plan

FROM:  Wachovia Bank of North Carolina, N.A.
       Trustee of the Employees' Stock Ownership Plan

DATE:  February 2, 1995


As a participant in the Harcourt General, Inc. Employees' Stock Ownership Plan, which owns shares of Harcourt General Common Stock, you are entitled to instruct the Trustee on how to vote the shares of Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of Harcourt General, Inc. to be held on Friday, March 10, 1995.

A proxy statement, confidential voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return envelope to exercise your right to direct the Trustee with respect to shares of Harcourt General, Inc. allocated to your account.

If you own shares of Harcourt General, Inc. outside of the Employees' Stock Ownership Plan, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of Harcourt General, Inc.




Enclosures